Exhibit 99.1

FOR IMMEDIATE RELEASE

CoStar Group Makes Superior Proposal to Acquire CoreLogic for $95.76 per share

All-Stock Merger Proposal Represents a 20% Improvement to the Value of CoreLogic’s Pending Transaction

Combination of CoStar Group and CoreLogic Expected to Deliver $150—$250 Million in Annual Run-Rate Adjusted EBITDA Synergies Within Three to Four Years, Delivering Superior Value to CoreLogic Shareholders

Transaction Is Expected to Be Highly Accretive to Adjusted EPS by

Approximately 30 Percent in Year One Before Synergies

WASHINGTON – February 16, 2021 – Today, CoStar Group, Inc. (NASDAQ: CSGP) delivered a letter to the Board of Directors of CoreLogic (NYSE: CLGX) setting forth the terms of a superior proposal by CoStar Group to acquire 100% of the equity interests of CoreLogic. Under the terms of the proposal, CoreLogic shareholders would receive 0.1019 shares of CoStar Group common stock in exchange for each share of CoreLogic common stock, representing a value of approximately $95.76 per share based on CoStar Group’s closing share price on February 12, 2021. CoStar’s proposal represents 16.2% pro forma diluted ownership for CoreLogic shareholders in the combined entity, and a $15.76 per share improvement to the value of CoreLogic’s pending transaction as of February 12, 2021.

The following is a copy of the letter that CoStar Group delivered to the Board of Directors of CoreLogic on February 16, 2021:

Dear CoreLogic Board Members:

Given our substantial engagement since early December, we were stunned to read about the acquisition of CoreLogic by Stone Point Capital and Insight Partners on February 4, 2021 (the “Pending Transaction”). Their cash bid of $80 per share was materially less than our last all-stock offer, which had a headline value of $86.30 per share. The decision to accept the lower $80 per share bid from a sponsor instead indicates a failure to appropriately value the synergies of our proposal as a strategic bidder.

We do not believe the Pending Transaction maximizes value for CoreLogic stockholders and we continue to believe in the strong strategic rationale for the combination of our two companies. We hereby submit this “Competing Proposal” that will provide superior value to CoreLogic’s stockholders. The fact that CoreLogic stock continues to trade well above the Pending Transaction price is a clear indication that the shareholders agree with us. Accordingly, we propose moving forward with an acquisition of CoreLogic that will provide value directly to CoreLogic’s stockholders that is substantially superior to the value they would receive in the Pending Transaction.

Terms of our Proposal

We propose a merger transaction whereby CoStar would acquire 100% of the equity interests of CoreLogic for consideration of $95.76 per share based on the latest CoStar closing price. The consideration would be delivered in 0.1019 shares of newly issued CoStar common stock for each share of CoreLogic’s issued and outstanding common stock (the “Proposal”). This implies a headline value of $92 per share based on the latest 30-day volume-weighted average CoStar share price. This represents an equity value of approximately $6.9 billion and a premium of 74% to CoreLogic’s unaffected share price on June 25, 2020. This offer represents a $15.76 per share improvement over the Pending Transaction. Based upon Friday’s close at $81.99 ($1.99 above the Pending Transaction), our Proposal delivers to CoreLogic stockholders over $1 billion more in value than the Pending Transaction. The Pending Transaction represents a 2.4% discount to Friday’s close, while our offer represents a 17% premium to Friday’s close.

At the heart of our Proposal is a value proposition for the direct benefit of the CoreLogic stockholders that greatly exceeds the Pending Transaction. The Proposal implies pro forma diluted ownership of approximately 16.2% in the combined entity for current CoreLogic stockholders. CoStar Group’s offer is clearly the superior offer to CoreLogic’s shareholders in immediate value, but we believe that with hundreds of millions of dollars of synergies, the implied ownership of the Proposal provides substantial value upside, which we believe would deliver value in excess of $105 per share to CoreLogic stockholders over time.

CoStar Group’s stock is a solid currency and has performed exceptionally well through decades, driven by solid fundamentals such as our compound annual revenue growth of 21% over the past 20 years, 21% over 10 years, and 19% over 5 years. With consistent growth and a huge addressable market, CoStar Group’s share price has appreciated 496% over the past 5 years, 1,491% over the past 10 years, 3,640% over the past 20 years, and 10,342% since our IPO. CoStar stock has consistently proven more valuable than cash. We believe that this combination will further enhance the long-term value of our shares.

Strategic Rationale and Synergies

The combination presents significant cost synergies, revenue synergies, and organic growth opportunities, including through acceleration of innovation, servicing new and expanded customer segments, and reducing revenue volatility. A combination of the existing CoStar business with CoreLogic would result in $150-$250 million annual, run-rate EBITDA synergies. These synergies alone are worth over several billion dollars of value for stockholders of the combined company, even before considering the growth potential and new products made possible by the transaction.

There are significant cost synergies in this combination because there are potentially hundreds of millions of dollars in duplicative costs. CoStar Group provides commercial real estate solutions and CoreLogic provides residential solutions. And while the solutions that CoStar Group and CoreLogic provide are completely different, both companies invest heavily in very similar underlying technology and processes that collect and create real estate information including property data, photographs, drone imagery, maps, aerials, market analytics, and analytic models. The basic technology required to search for listings and display data and photos on a map are the same whether the properties are office buildings or houses for sale. CoStar Group and CoreLogic combined will have nearly ten thousand personnel working as software developers, researchers, or photographers, all collecting similarly structured, distinct but related, real estate content. In combination, there is vast potential to de-duplicate processes and achieve significant cost synergies.

In terms of growth, this combination would triple CoStar Group’s total addressable market. The scale of the total addressable market created by combining a global leader in digitizing commercial property with a global leader in digitizing residential real estate is truly staggering. We estimate that globally commercial properties have an aggregate value of $66 trillion dollars and residential properties have an aggregate value of $114 trillion. Combined, these companies will be very well positioned for growth meeting the information, analysis, and marketing needs of the $180 trillion global real estate industry. The global value of real estate is twice the value of all public companies combined.

We believe that we can significantly accelerate CoreLogic’s organic growth rate. CoStar Group has a well-established track record of acquiring slow growth companies constrained with single digit organic growth rates and managing them to become fast growth companies, with double digit organic growth rates. In the three years prior to CoStar Group acquiring LoopNet, revenues on average were -2.3% a year. In the past two years, LoopNet has grown almost 20% a year. Already we have grown LoopNet’s revenues more than four-fold. In the three years prior to acquiring Apartments.com, revenue grew at 7.7% a year on average. In the past three years Apartments.com has grown almost 30% a year on average. Already we have grown Apartments.com’s revenue more than 6.5x. We believe that with product enhancements, new products, more direct selling, cross-selling, selling to new audiences and segments, and integrated product offerings, there is a similar opportunity to increase significantly CoreLogic’s organic growth rate.

CoStar is the perfect strategic partner for CoreLogic and together we can drive transformative innovation. CoStar provides commercial real estate solutions and CoreLogic provides distinct residential real estate solutions to brokerage firms and real estate agents, banks, lenders, local, state, and federal agencies, property owners, developers, investors, appraisers, and firms selling solutions to the people and companies that use real estate solutions. A very large percentage of these organizations have an interest in both residential and commercial, but today have to purchase different solutions from CoStar Group and CoreLogic to meet their complete real estate needs. Using disparate point solutions is inconvenient and reduces the value of the respective offerings. This is a strategic acquisition that will provide our combined clients with integrated solutions across all the relevant real estate sectors. The combined company expects to eliminate the artificial differentiation between commercial and residential real estate digital solutions. We believe that these integrated solutions will create massive cross-selling opportunities, significantly increasing product uptake, sales and hundreds of millions of dollars in revenue synergies. CoreLogic has approximately 150 professionals in its sales organization and CoStar Group has 1,060. In combination, the companies have the resources necessary to realize the potential cross selling opportunity.

We believe that many of the solutions CoStar Group so successfully offers today, which are only delivered to commercial real estate, can be extended into residential real estate. Marketplaces like Apartments.com and LoopNet are just two examples of these opportunities. Conversely, many of the products CoreLogic only offers to residential audiences today could also be offered to commercial real estate audiences. Property Tax Solutions, Appraisal Management, Symbility, Flood Data Solutions, and Building Cost Data are just a few examples of these opportunities. We believe that by leveraging existing technology assets into new segments of real estate the combined company can create additional significant new cross-selling and revenue synergies.

Further, we believe that we can achieve all of these synergies while significantly reducing the volatility of CoreLogic’s revenue, which have historically experienced exposure to market cycles. Much of CoreLogic’s revenues are reoccurring, but that is very different from subscription revenue. Reoccurring revenue is volatile, while subscription is much less so and has greater visibility. CoStar has a track record of acquiring businesses with seasonal or cyclical revenue variances associated with reoccurring revenue and converting those businesses to predictable and stable subscription revenue. Eighty percent of CoStar’s revenue is subscription-based, up from 67% five years ago. LoopNet, Apartments.com, ForRent.com, and Apartment Finder were all businesses with only reoccurring revenue. In the aggregate, we have now converted the vast majority of revenue in those products to predictable subscription revenue. We sell our information services to banks for commercial loans on a stable subscription basis, while CoreLogic sells it on a variable on-demand basis. We believe that there is a clear opportunity to convert that revenue and other CoreLogic revenue into more predicable subscription revenue.

Since CoStar Group and CoreLogic serve very different industry segments with cycles that are generally not correlated, combining the companies will further diversify the revenue sources and create a more stable combined entity.

Addressing Rumored CoreLogic Board Concerns

Since October 2020, we have made multiple acquisition proposals to CoreLogic. We were surprised to see your announcement of the Pending Transaction when we believed that our last conversation with your advisors had addressed all of your remaining concerns. The media has speculated about the reasons the CoreLogic Board may have chosen to accept an inferior offer and while none were identified in our negotiations as conditions to acceptance of our offer, we have attempted to address them in our Proposal, including: time to close, antitrust and interim business operations.

This deal has a very high certainty of closing in a rapid time frame. We expect that the transaction should close within 6 months, barring any material unforeseen issues. As detailed below, we have provided a customary 12-month termination date to allow appropriate certainty of closing, with any further extension requiring CoreLogic’s consent.

Throughout this process your advisors, our advisors, analyst reports, and major shareholders have agreed that there is no antitrust risk in this combination. CoStar Group provides commercial property listings and analytics to commercial real estate brokers and owners and internet marketplaces for lead generation for commercial properties for lease and sale. CoreLogic, on the other hand, aggregates publicly available property tax assessment data, publicly recorded sales and mortgage transactions to provide various solutions needed in residential real estate. In addition, CoreLogic provides multiple listing services the software and hosting services they need to manage residential listings. Our respective companies are in completely different markets. CoStar and CoreLogic do not compete with one another in any way. No client or prospect ever chooses between buying a CoreLogic solution versus buying a CoStar Group solution. They cannot because our products are completely different. Given the presence of multiple providers of the publicly available data CoreLogic resells, there are simply no meaningful antitrust concerns.

We had already agreed to accept an efforts covenant that addressed all of the remote antitrust risks identified by both of our respective counsel. Beyond that and to match the Pending Transaction, we agree that if the transaction does not close due to a failure to obtain antitrust approvals, CoStar will pay a reverse termination fee in the amount of $330 million. That will give the CoreLogic Board certainty of close. And while there may have been legitimate antitrust risks when a Black Knight affiliate was attempting a hostile takeover of CoreLogic, there are no such risks here. CoreLogic stockholders will demand a more credible explanation than antitrust concerns before voting to accept the Pending Transaction over our Proposal and losing a billion dollars of value.

We are committed to allowing CoreLogic to continue to operate its business in the ordinary course subject to limited and customary CoStar approval rights – with such approval not to be unreasonably withheld – over activities that could impact the cost of the transaction or the value of CoreLogic’s business. It is as important to CoStar as it is CoreLogic stakeholders that your company remains healthy and stable. We reiterate our prior commitment to working together and responding promptly to any requests that you have in order to operate your business in the interim period, and have now included that if we do not respond within two business days of any requested consent, CoreLogic will be free to proceed with such requested action. We believe the CoreLogic stockholders would appreciate the fact that CoStar has a thirty-plus year history of working seamlessly with acquired companies to arrive at a successful closing. Core to that success is CoStar’s track record of allowing such companies the freedom to continue running their businesses in any relevant interim period. Our Proposal would allow CoreLogic management to have as much, and in some instances more, operational flexibility as compared to the terms of your Pending Transaction.

CoreLogic’s talented management team and staff is a critical part of the proposed combination. We absolutely want to retain that talent and see them grow in the new combined company. Our Proposal also allows for various personnel compensation-related matters that your management team last presented to us as important, including adequate pre-closing flexibility, while balancing against the need to preserve incentives for post-closing retention of CoreLogic personnel. Further, we believe that our Proposal is superior to the terms of the Pending Transaction with respect to both (i) preserving your flexibility between signing and closing as to employment and compensation matters and (ii) the potential purchaser’s obligations with respect to your continuing employees during the 12 months following the closing.

In addition, we assume that media speculation around the CoreLogic Board demanding an equity collar on our prior proposed exchange ratio was erroneous because that was never communicated to us. In fact, both of our financial advisors agreed that an equity collar would present an inconsistent message to stockholders, given the merits and strong rationale for the combination. We instead focused on offering CoreLogic stockholders the highest value possible, rather than a lower value with a collar.

It has been reported that Stone Point has secured $5.5 billion of debt to finance its acquisition of CoreLogic. If true, that implies leverage of over ten times, based on historical EBITDA – a crushing debt load, with potentially devastating consequences for CoreLogic, its employees, and clients. For a business that could otherwise invest in its technology and product offerings, will there be any room for those investments in the future? For a business that has historically cycled with the economy will the business be strong enough to survive an economic downturn? The extreme level of debt could have a very negative impact on the ten thousand employees and contractors who depend on CoreLogic for their paychecks. CoreLogic’s solutions are valued by banks, real estate agents, government agencies, and many others. If CoreLogic is loaded with massive debt, will it put those clients’ operations at risk? Will Stone Point be under pressure to hastily break CoreLogic into many pieces and sell them off? We believe that these are some of the important considerations for Board deliberations beyond deal economics.

In CoStar Group’s proposed acquisition of CoreLogic the result would be a company with a rock solid balance sheet with strong cash flow for investment, innovation, competition, and growth. CoreLogic’s employees, clients, communities, and our combined shareholders would benefit from a strong future for the combined company.

As you are aware, our financial advisor is Goldman Sachs, our legal advisor is Latham & Watkins LLP, and we and they are available to discuss any aspect of the Proposal. We and our advisors have reviewed the merger agreement regarding the Pending Transaction. On that basis, we are separately sending to you and your legal advisors drafts of the merger agreement and disclosure schedules which we would be prepared to enter into in all material respects.

We continue to review all potential possibilities for the benefit of our stockholders and the future of the CoStar business.

Conclusion

We sincerely hope that you will act without further delay to secure this compelling opportunity for your stockholders. Under the current terms of the Pending Transaction, our Proposal constitutes a “Competing Proposal” that is being sent without any solicitation or encouragement from CoreLogic or its representatives, which would allow you to negotiate and discuss this Proposal with CoStar, subject to the terms of such Pending Transaction.

We are confident that after consultation with your outside legal counsel and financial advisors and considering all legal, regulatory and financing aspects of this Proposal that you deem appropriate, that this Proposal is more favorable, from a financial point of view, to CoreLogic’s stockholders than the transactions contemplated by the Pending Transaction. There can be no question that our Proposal constitutes a “Superior Proposal” under the terms of the Pending Transaction.

On behalf of CoStar we wish to engage with CoreLogic and its advisors immediately in order to capture for our respective stockholders, customers and people the tremendous superior value inherent in the Proposal.

Sincerely,

Andrew C. Florance

Chief Executive Officer

CoStar Group, Inc.

About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. STR provides premium data benchmarking, analytics and marketplace insights for the global hospitality sector. Ten-X provides a leading platform for conducting commercial real estate online auctions and negotiated bids. LoopNet is the most heavily trafficked commercial real estate marketplace online with over 7 million monthly unique visitors. Realla is the UK’s most comprehensive commercial property digital marketplace. The Apartments.com network, ApartmentFinder.com, ForRent.com, ApartmentHomeLiving.com, Westside Rentals, AFTER55.com, CorporateHousing.com, ForRentUniversity.com and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. Homesnap is an industry-leading online and mobile software platform that provides user-friendly applications to optimize residential real estate agent workflow and reinforce the agent-client relationship. CoStar Group’s websites attracted an average of approximately 69 million unique monthly visitors in aggregate in the third quarter of 2020. Headquartered in Washington, DC, CoStar Group maintains offices throughout the U.S. and in Europe, Canada and Asia with a staff of over 4,300 worldwide, including the industry’s largest professional research organization. For more information, visit CoStarGroup.com.

Forward-Looking Statements

This report and exhibits contain forward-looking statements within the meaning of the federal securities law that are not historical or current facts. Such statements are based upon current plans, estimates and expectations that are subject to various risks and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “target,” “contemplate,” “estimate,” “predict,” “potential” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including statements regarding the ultimate outcome of discussions between CoStar Group and CoreLogic, including the possibilities that CoStar Group will not pursue a transaction with CoreLogic or that CoreLogic will reject a transaction with CoStar Group; the ability of the parties to complete a transaction when expected or at all; the risk that the conditions to the closing of any proposed transaction, including receipt of required regulatory approvals and approval of CoreLogic’s stockholders, are not satisfied in a timely manner or at all; potential litigation related to any proposed transaction; the expected benefits of any proposed transaction, such as expected cost, EBITDA, Adjusted EBITDA and/or revenue synergies, the accretive nature of the transaction or expected adjusted EPS, efficiencies, cost savings, tax benefits, revenue, growth potential of Costar Group, CoreLogic or a potentially combined company, expanded customer segments and total addressable market, reduced revenue volatility, cross-selling opportunities, market profile and financial strength, including near term and long-term value for shareholders, and opportunities for long-term growth, value creation and product innovation, including an integrated and improved offering; the competitive ability and position of Costar Group, CoreLogic or a potentially combined company; the ability to effectively and efficiently integrate the companies and their technology and content acquisition to create a comprehensive solution; future plans and investments; and any assumptions underlying any of the foregoing, are forward-looking statements. Factors that may affect the future results of CoStar Group are set forth in CoStar Group’s filings with the SEC, including CoStar Group’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. The risks and uncertainties described above and in CoStar Group’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are not exclusive and further information concerning CoStar Group and its business, including factors that potentially could materially affect CoStar Group’s business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. Readers should also carefully review the risk factors described in other documents that CoStar Group files from time to time with the SEC. The forward-looking statements in these materials speak only as of the date of these materials. Except as required by law, CoStar Group assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

This communication relates to a proposal which CoStar Group has made for an acquisition of CoreLogic. In furtherance of this proposal and subject to future developments, CoStar Group (and, if a negotiated transaction is agreed, CoreLogic) may file one or more registration statements, proxy statements, tender offer statements or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document CoStar Group and/or CoreLogic may file with the SEC in connection with the proposed transactions.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY PROXY STATEMENT(S), REGISTRATION STATEMENT(S), TENDER OFFER STATEMENT, PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT COSTAR GROUP, CORELOGIC AND THE PROPOSED TRANSACTIONS. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of CoStar Group and/or CoreLogic, as applicable. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC by CoStar Group free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by CoStar Group (if and when available) will also be made available free of charge by accessing CoStar Group’s website at CoStarGroup.com.

Certain Information Regarding Participants

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, CoStar Group and its directors and certain of its executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CoStar Group’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 26, 2020, and its definitive proxy statement for the 2020 annual meeting of stockholders, which was filed with the SEC on April 24, 2020 and certain of its Current Reports on Form 8-K. Additional information regarding the interests of such individuals in the proposed transaction will be included in one or more registration statements, proxy statements, tender offer statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov and CoStar Group’s website at CoStarGroup.com.

Contacts:

CoStar Group

Investor Contacts

Scott Wheeler

Chief Financial Officer

(202) 336-6920

swheeler@costar.com

Bill Warmington

Investor Relations

(202) 346-5661

wwarmington@costar.com

Media Contact

Matthew Blocher

Marketing & Communications

(202) 346-6775

mblocher@costar.com